Exhibit 23.7

January 25, 2018

Fifth Creek Energy Operating Company, LLC

5251 DTC Parkway, Suite 420

Greenwood Village, CO 80111

Re: Registration Statement No. 333-222275

With respect to the subject Amendment No. 1 to Registration Statement, we acknowledge our awareness of the use therein of our report dated December 15, 2017 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Denver, Colorado